                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-82829

                             PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 14, 2000)

                                  $749,500,000

                             NEWELL RUBBERMAID INC.
                               MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                             ---------------------

    THE COMPANY: Newell Rubbermaid Inc. Our principal executive office is located at 29 East Stephenson Street, Newell Center, Freeport, Illinois 61032 and our telephone number is (815) 235-4171.

    TERMS:  We plan to offer and sell notes with various terms. In summary:

- We will offer notes generally described in         - We will specify the terms and conditions of
  this prospectus supplement from time to time.      each issue of notes, which may be different
                                                       from terms described in this prospectus
                                                       supplement, in a pricing supplement.

- The notes will be senior unsecured debt            - The notes will have stated maturities of nine
  securities of Newell.                                months or more from the date they are
                                                       originally issued.

- We will pay amounts due on the notes in U.S.       - The notes may bear interest at fixed or
  dollars or any other consideration described       floating rates or not at all. If the notes bear
  in the applicable pricing supplement.                interest at a floating rate, the floating
                                                       rate may be based on one or more indices or
                                                       formulas plus or minus a spread or multiplied
                                                       by a spread multiplier.

- We will specify in the pricing supplement          - The notes will be offered in minimum
  whether the notes can be redeemed or repaid          denominations of $1,000.
  before their maturity and whether they are
  subject to mandatory redemption or at the
  option of Newell or the holder of the notes.

                 INVESTING IN THE NOTES INVOLVES CERTAIN RISKS.
                        SEE "RISK FACTORS" ON PAGE S-3.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                      PUBLIC
                                     OFFERING           AGENT'S DISCOUNTS           PROCEEDS, BEFORE EXPENSES,
                                       PRICE             AND COMMISSIONS                    TO NEWELL
                                 -----------------  --------------------------   --------------------------------
Per note.......................        100%                .125%--.750%                  99.875%--99.250%
Total (1)......................  U.S. $749,500,000     $936,875--$5,621,250         $748,563,125--$743,878,750

------------------------

(1) Or the equivalent in one or more other currencies or composite currencies.

    We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents as agents, using their reasonable efforts on our behalf. We may also sell notes without the assistance of the agents.

    If we sell other securities referred to in the accompanying prospectus, the aggregate initial offering price of notes that we may offer and sell under this prospectus supplement may be reduced.
                            ------------------------

                         BANC ONE CAPITAL MARKETS, INC.
                             CHASE SECURITIES INC.
                              GOLDMAN, SACHS & CO.
                           MORGAN STANLEY DEAN WITTER
                                ----------------

           The date of this prospectus supplement is March 14, 2000.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    This prospectus supplement and the attached prospectus contain information about Newell and about the notes. They also refer to information contained in other documents filed by Newell with the Securities and Exchange Commission. References to this prospectus supplement or the prospectus also means the information contained in such other documents. To the extent that information appearing in a later filed document is inconsistent with prior information, the later statement will control. If this prospectus supplement is inconsistent with the prospectus, rely on this prospectus supplement.

    You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate as of any date other than the date on the front cover of the applicable document.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                                           PAGE
---------------------                                         --------
Risk Factors................................................     S-3
Description of the Notes....................................     S-4
United States Federal Income Taxation.......................    S-23
Plan of Distribution........................................    S-30
Validity of the Notes.......................................    S-31

PROSPECTUS                                                      PAGE
----------                                                    --------
Newell Rubbermaid Inc..                                              2
Where You Can Find More Information.........................       2
Use of Proceeds.............................................       3
Ratio of Earnings to Fixed Charges..........................       3
Description of Debt Securities..............................       4
Particular Terms of the Senior Debt Securities..............      11
Particular Terms of the Subordinated Debt Securities........      15
Description of Capital Stock................................      16
Plan of Distribution........................................      18
Legal Opinion...............................................      19
Experts.....................................................      19

    References in this prospectus supplement to "Newell," "we," "us" and "our" are to Newell Rubbermaid Inc.

                                  RISK FACTORS

    Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to financial matters and investments in securities of substantially the same type as the notes.

STRUCTURE RISKS OF NOTES INDEXED TO INTEREST RATES OR OTHER INDICES OR FORMULAS

    If you invest in notes indexed to one or more interest rates or other indices or formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower or no amount of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES

    If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, choose to redeem your notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

THERE MAY BE AN UNCERTAIN TRADING MARKET FOR YOUR NOTES; MANY FACTORS MAY AFFECT
  THE TRADING VALUE OF YOUR NOTES

    We cannot assure you a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness may affect the trading market of your notes. These factors include:

    - the complexity and volatility of the index or formula applicable to the notes,

    - the method of calculating the principal, premium and interest in respect of the notes,

    - the time remaining to the maturity of the notes,

    - the outstanding amount of the notes,

    - the redemption features of the notes,

    - the amount of other debt securities linked to the index or formula applicable to the notes, and

    - the level, direction and volatility of market interest rates generally.

    In addition, because some notes may be designed for specific investment objectives or strategies, these notes will have a more limited trading market and experience more price volatility. There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear the related investment risks.

OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES

    Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.

                            DESCRIPTION OF THE NOTES

    The notes will be issued as a series of debt securities under a senior indenture, dated as of November 1, 1995, (the "indenture"), between Newell and The Chase Manhattan Bank, as trustee (as used in this prospectus supplement, the "trustee"). The indenture is subject to, and governed by, the Trust Indenture Act of 1939. The term "debt securities," as used in this prospectus supplement, refers to all debt securities issued and issuable from time to time under the indenture and includes the notes. The debt securities and the trustee are more fully described in the accompanying prospectus in the section entitled "Description of Debt Securities." The following summary of certain provisions of the notes and of the indenture is not complete and is qualified in its entirety by reference to the indenture, a copy of which is incorporated as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. Capitalized terms used but not defined in this prospectus supplement or in the related prospectus have the meanings given to them in the indenture or the notes, as the case may be.

    The following description of notes will apply unless otherwise specified in an applicable pricing supplement.

TERMS OF THE NOTES

    All debt securities, including the notes, issued and to be issued under the indenture will be unsecured general obligations of Newell and will rank equally with all other unsecured and unsubordinated indebtedness of Newell from time to time outstanding. Because Newell is a holding company, the right of Newell, and its creditors, including the holders of the notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Newell itself as a creditor of the subsidiary may be recognized.

    The indenture does not limit the aggregate principal amount of debt securities that Newell may issue. Newell may issue debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by Newell for each series. We may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the indenture in addition to the aggregate principal amount of notes offered by this prospectus supplement. Substantially all of Newell's consolidated accounts payable represent obligations of Newell's subsidiaries, and as of December 31, 1999, the aggregate principal amount of money borrowed by Newell's consolidated subsidiaries equaled approximately $275.2 million (the current portion of which was approximately $100.4 million). The aggregate principal amount of notes which may be offered by this prospectus supplement may be reduced by the issuance by Newell of other securities under the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

    The notes will be offered on a continuing basis and will mature on a day nine months or more from the date of issue, as selected by the purchaser and agreed to by Newell. Interest-bearing notes will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable pricing supplement. Notes may be issued at significant discounts from their principal amount payable at stated maturity, or on any date before the date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of

Newell or repayment at the option of the holder, if applicable, or otherwise (each such date, a "Maturity"). Some notes may not bear interest.

    Unless otherwise indicated in a note and in the applicable pricing supplement, the notes will be denominated in United States dollars and payments of principal of, and premium, if any, and interest on, the notes will be made in United States dollars.

    Interest rates offered by Newell with respect to the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors.

    Interest rates, interest rate formulas and other variable terms of the notes are subject to change by Newell from time to time, but no such change will affect any note already issued or as to which Newell has accepted an offer to purchase.

    Each note will be issued in fully registered book-entry form or certificated form, in minimum denominations of $1,000 and integral multiples of $1,000, unless otherwise specified in the applicable pricing supplement. Notes in book-entry form may be transferred or exchanged only through a participating member of The Depository Trust Company (or DTC), or such other depository as is identified in an applicable pricing supplement (the "Depository"). See "Notes in Book-Entry Form". Registration of transfer of notes in certificated form will be made at the Corporate Trust Office of the trustee. No service charge will be made for any registration of transfer or exchange of notes, but Newell may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange, other than exchanges pursuant to the indenture not involving any transfer.

    Payments of principal of, and premium and interest, if any, on notes in book-entry form will be made by Newell through the trustee to the Depository or its nominee. See "Notes in Book-Entry Form".

    In the case of notes in certificated form, payment of principal or premium, if any, at the Maturity of each note will be made in immediately available funds upon presentation of the note and, in the case of any repayment on an Optional Repayment Date, upon submission of a duly completed election form if and as required by the provisions described below at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, or at any other place as Newell may designate. Payment of interest due at Maturity will be made to the person to whom payment of the principal of the note in certificated form will be made. Payment of interest due on notes in certificated form other than at Maturity will be made at the Corporate Trust Office of the trustee or, at the option of Newell, may be made by check mailed to the address of the person entitled to receive payment as the address shall appear in the security register for the senior debt securities. Notwithstanding the immediately preceding sentence, a holder of $10,000,000 or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions, having the same Interest Payment Date will, at the option of Newell, be entitled to receive interest payments, other than at Maturity, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable Interest Payment Date. Any wire instructions received by the trustee shall remain in effect until revoked by the holder.

TRANSACTION AMOUNT

    Interest rates offered by Newell with respect to the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any transaction. Newell may offer notes with similar variable terms but different interest rates concurrently at any time. Newell may also concurrently offer notes having different variable terms as are described in this prospectus supplement or in any pricing supplement to different investors.

REDEMPTION AT THE OPTION OF NEWELL

    Unless we otherwise indicate in the applicable pricing supplement, the notes will not be subject to any sinking fund. The notes will be redeemable at the option of Newell prior to their stated maturity only if so specified in the applicable notes and in the applicable pricing supplement. If so indicated in the applicable pricing supplement, notes will be subject to redemption at the option of Newell on any date on and after the applicable Initial Redemption Date specified in the applicable pricing supplement. On and after the Initial Redemption Date, if any, the related note may be redeemed at any time in whole or from time to time in part at the option of Newell at the applicable Redemption Price together with accrued and unpaid interest on the applicable note payable to the Redemption Date, on notice given, unless otherwise specified in the applicable pricing supplement, not more than 60 nor less than 30 days prior to the Redemption Date. The notes will be redeemed in increments of $1,000, provided that any remaining principal amount will be an authorized denomination of the applicable note. Unless otherwise specified in the applicable pricing supplement, "Redemption Price" with respect to a note will initially mean a percentage, the Initial Redemption Percentage, of the principal amount of the note to be redeemed specified in the applicable pricing supplement and shall decline at each anniversary of the Initial Redemption Date by a percentage, the Annual Redemption Percentage Reduction, if any, specified in the applicable pricing supplement, of the principal amount to be redeemed until the Redemption Price is 100% of the unpaid principal amount.

REPAYMENT AT THE OPTION OF THE HOLDER

    If so indicated in an applicable pricing supplement, notes will be repayable by Newell prior to their stated maturity in whole or in part at the option of the holders of the notes on their respective Optional Repayment Dates specified in the applicable pricing supplement. If no Optional Repayment Date is indicated with respect to a note, it will not be repayable at the option of the holder prior to its stated maturity. Any repayment in part will be in an amount equal to $1,000 or integral multiples of $1,000, provided that any remaining principal amount will be an authorized denomination of the applicable note. The repurchase price for any note so repurchased will be 100% of the unpaid principal amount, together with accrued but unpaid interest on the applicable note payable to the date of repayment.

    For a note to be repaid, the trustee must receive at its office in the Borough of Manhattan, the City of New York at least 30, but not more than 60, calendar days before the date of repayment:

    - for certificated notes, the note and a completed "Option to Elect Repayment" form;

    - for book-entry notes, instructions to similar effect from the applicable beneficial owner of the notes to the Depository and forwarded by the Depository.

Notices of elections from a holder to exercise the repayment option must be received by the trustee by 5:00 p.m., New York City time, on the last day for giving notice. Exercise of the repayment option by the holder of a note will be irrevocable.

    Only the Depository may exercise any repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities with such a repayment option that desire to have all or any portion of the notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct the Depository to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee as discussed above. In order to ensure that the instructions are received by the trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable.

    If applicable, Newell will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934 and the rules promulgated thereunder and any other securities laws or regulations in connection with any repayment at the option of the holder.

    Newell may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by Newell may, at the discretion of Newell, be held, resold or surrendered to the trustee for cancellation.

INTEREST

    Unless otherwise specified in the applicable pricing supplement, each note will bear interest from the date of issue at the rate per annum or, in the case of a Floating Rate Note, pursuant to the interest rate formula stated in the applicable note and as specified in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each Interest Payment Date specified in the applicable pricing supplement on which an installment of interest is due and payable and at Maturity. The first payment of interest on any note originally issued between a Regular Record Date and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Regular Record Date to the registered holder on the next succeeding Regular Record Date. The "Regular Record Date" will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

                                FIXED RATE NOTES

    Unless otherwise specified in an applicable pricing supplement, each Fixed Rate Note will bear interest from, and including, the date of issue, at the rate per annum stated on the face of the note until the principal amount of the note is paid or made available for payment. Interest payments on Fixed Rate Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid with respect to the applicable Fixed Rate Notes, to, but excluding, the related Interest Payment Date or Maturity Date, as the case may be. Unless otherwise specified in the applicable pricing supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    Unless otherwise specified in the applicable pricing supplement, interest on Fixed Rate Notes will be payable semiannually on January 1 and July 1 of each year and on the Maturity Date. If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity Date, as the case may be.

                              FLOATING RATE NOTES

    Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be one or more of:

    - the CD Rate,

    - the CMT Rate,

    - the Commercial Paper Rate,

    - the Eleventh District Cost of Funds Rate,

    - the Federal Funds Rate,

    - LIBOR,

    - the Prime Rate,

    - the Treasury Rate, or

    - any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

    A Floating Rate Note may bear interest with respect to one or more Interest Rate Bases.

    Floating Rate Notes will be issued as described below. Each applicable pricing supplement will specify the terms of the Floating Rate Note being delivered, which may include whether the Floating Rate Note is a "Regular Floating Rate Note", an "Inverse Floating Rate Note" or a "Floating Rate/ Fixed Rate Note;" the Fixed Rate Commencement Date, if applicable, the Fixed Interest Rate, if applicable, the Interest Rate Basis or Bases, Initial Interest Rate, Interest Reset Dates, Interest Payment Dates, Index Maturity, Maximum Interest Rate and Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any. If one or more of the specified Interest Rate Bases is LIBOR, the applicable pricing supplement will also specify the Index Maturity and the Designated LIBOR Page. If one or more of the specified Interest Rate Bases is the CMT Rate, the applicable pricing supplement will also specify the Designated CMT Telerate Page and Designated CMT Maturity Index, as described below.

    The interest rate borne by the Floating Rate Notes will be determined as follows:

    (a) Unless a Floating Rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an Addendum attached or as having "Other Provisions" apply relating to a different interest rate formula, it will be a "Regular Floating Rate Note" and, except as described below or in an applicable pricing supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (1) plus or minus the applicable Spread, if any, and/or (2) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

    (b) If a Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," it will, except as described below or in the applicable pricing supplement, bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (1) plus or minus the applicable Spread, if any, and/or (2) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on the applicable Floating Rate/ Fixed Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that (1) the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate, and (2) the interest rate in effect commencing on, and including, the Fixed Rate Commencement Date to Maturity will be the Fixed Interest Rate, if the rate is specified in the applicable pricing supplement, or if no Fixed Interest Rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the Fixed Rate Commencement Date.

    (c) If a Floating Rate Note is designated as an "Inverse Floating Rate Note", then, except as described below, it will bear interest equal to the Fixed Interest Rate specified in the related pricing supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases (1) plus or minus the applicable Spread, if any, and/or
       (2) multiplied by the
       applicable Spread Multiplier, if any; provided, however, that unless otherwise specified in the applicable pricing supplement, the interest rate on the applicable Inverse Floating Rate Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the applicable Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

    Notwithstanding the foregoing, if a Floating Rate Note is designated as having an Addendum attached or as having "Other Provisions" apply as specified on the face of the applicable note, it will bear interest in accordance with the terms described in the Addendum or specified under "Other Provisions" and the applicable pricing supplement.

    Each Interest Rate Basis shall be the rate determined in accordance with the applicable provisions below. Except as set forth above, the interest rate in effect on each day will be (a) if the day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the applicable Interest Reset Date or (b) if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the applicable Interest Reset Date.

    The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to a Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to a Floating Rate Note by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on the applicable Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated.

    The applicable pricing supplement will specify each date (an "Interest Reset Date") on which the interest rate on the related Floating Rate Note will be reset. Unless otherwise specified in the applicable pricing supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset:

    - daily, each Business Day;

    - weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below);

    - monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month);

    - quarterly, the third Wednesday of March, June, September and December of each year;

    - semiannually, the third Wednesday of the two months specified in the applicable pricing supplement; and

    - annually, the third Wednesday of the month specified in the applicable pricing supplement;

provided, however, that with respect to Floating Rate/Fixed Rate Notes, the rate of interest will not reset after the applicable Fixed Rate Commencement Date.

    If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, then the Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a Floating Rate Note for which the Treasury Rate is an applicable Interest Rate Basis and the Interest Determination

Date would otherwise fall on an Interest Reset Date, then the applicable Interest Reset Date will be postponed to the next succeeding Business Day.

    "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to notes as to which LIBOR is an applicable Interest Rate Basis, the day is also a London Business Day. "London Business Day" means a day on which commercial banks are open for business in London.

    A Floating Rate Note may also have either or both of the following: (i) a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period (a "Maximum Interest Rate"), and (ii) a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period (a "Minimum Interest Rate"). The indenture is, and any notes issued under the indenture will be, governed by and construed in accordance with the laws of the State of New York. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to securities in which $2,500,000 or more has been invested. While Newell believes that New York law would be given effect by a state or federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower (including, in some cases, corporate borrowers). Prospective investors should consult their personal advisors with respect to the applicability of such laws. Newell has agreed for the benefit of the beneficial owners of the notes, to the extent permitted by law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a beneficial owner of the notes.

    Each applicable pricing supplement will specify the dates on which interest will be payable (each an "Interest Payment Date"). Each Floating Rate Note will bear interest from the date of issue at the rates specified in the applicable Floating Rate Note until the principal of the applicable note is paid or otherwise made available for payment. Unless otherwise specified in the applicable pricing supplement and, except as provided below, interest will be payable in the case of Floating Rate Notes which reset:

    - daily, weekly or monthly, the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

    - quarterly, the third Wednesday of March, June, September and December of each year;

    - semiannually, the third Wednesday of the two months of each year specified in the applicable pricing supplement;

    - annually, the third Wednesday of the month of each year specified in the applicable pricing supplement; and

    - at Maturity.

    If any Interest Payment Date for any Floating Rate Note, other than an Interest Payment Date at Maturity, would otherwise be a day that is not a Business Day, the Interest Payment Date will be postponed to the next succeeding day that is a Business Day except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the applicable Interest Payment Date will be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest on such payment will accrue for the period from and after the Maturity to the date of payment on the next succeeding Business Day.

    All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% or .09876545 would be rounded to 9.87655% or .0987655.

All dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent with one-half cent being rounded upward.

    Interest payments on Floating Rate Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid with respect to the applicable Floating Rate Notes, to but excluding the related Interest Payment Date or Maturity.

    With respect to each Floating Rate Note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360, in the case of notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of notes for which the Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable pricing supplement, the interest factor for notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied.

    The interest rate applicable to each interest reset period commencing on the Interest Reset Date with respect to such interest reset period will be the rate determined as of the applicable "Interest Determination Date."

    Unless otherwise specified in the applicable pricing supplement, the Interest Determination Date with respect to:

    - the CD Rate, the CMT Rate and the Commercial Paper Rate will be the second Business Day preceding each Interest Reset Date for the related note;

    - the Federal Funds Rate and the Prime Rate will be the Business Day immediately preceding each Interest Reset Date;

    - the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding each Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index;

    - LIBOR will be the second London Business Day preceding each Interest Reset Date; and

    - the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills are normally auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be the preceding Friday; and provided, further, that if an auction falls on any Interest Reset Date, then the related Interest Reset Date will instead be the first Business Day following the auction.

    Unless otherwise specified in the applicable pricing supplement, the Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two Business Days prior to the applicable Interest Reset Date for the applicable Floating Rate Note on which each Interest Reset Basis is determinable. Each Interest Rate Basis will be determined on the Interest Determination Date, and the applicable interest rate will take effect on the related Interest Reset Date.

    Unless otherwise provided in the applicable pricing supplement, The Chase Manhattan Bank will be the Calculation Agent. Upon the request of the holder of any Floating Rate Note, the Calculation

Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to that Floating Rate Note. Unless otherwise specified in the applicable pricing supplement, the Calculation Date, if applicable, pertaining to any Interest Determination Date will be the earlier of (a) the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next succeeding Business Day or (b) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

    Unless otherwise specified in the applicable pricing supplement, the Calculation Agent will determine each Interest Rate Basis in accordance with the following provisions:

    CD RATE. CD Rate Notes will bear interest at the rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable CD Rate Notes and in any applicable pricing supplement.

    "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) (as hereinafter defined) under the heading "CDs (secondary market)", or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the applicable CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update (as hereinafter defined), or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)". If the applicable rate is not yet published in either H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on the applicable CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on the applicable CD Rate Interest Determination Date, of three leading non-bank dealers in negotiable United States dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate with respect to the applicable CD Rate Interest Determination Date will be the CD Rate in effect on the applicable CD Rate Interest Determination Date.

    "H.15(519)" means the weekly statistical release designated as the H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

    "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/ h15/update, or any successor site or publication.

    CMT RATE. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable CMT Rate Notes and in any applicable pricing supplement.

    "CMT Rate" means, with respect to any Interest Determination Date relating to any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption" ...Treasury Constant Maturities ...Federal Reserve Board Release H.15. Mondays Approximately 3:45 P.M.", under the column for the Designated CMT Maturity Index for:

    (a) if the Designated CMT Telerate Page is 7051, the rate on the CMT Rate Interest Determination Date, and

    (b) if the Designated CMT Telerate Page is 7052, the weekly or the monthly average, as specified in the applicable pricing supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date falls.

    If the applicable rate is no longer displayed on the relevant page or is not so displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the applicable CMT Rate Interest Determination Date will be the treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

    If the applicable rate is no longer published or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the applicable CMT Rate Interest Determination Date will be the applicable treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to the applicable Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

    If the applicable information is not so provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offered rates as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (which may include any agent or its affiliates) (each, a "Reference Dealer") selected by the Calculation Agent (from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

    If the Calculation Agent is unable to obtain three applicable Treasury Note quotations, the CMT Rate on the applicable CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the applicable CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.

    If three or four and not five of the Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of the quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as mentioned above, the CMT Rate determined as of the applicable CMT Rate Interest Determination Date will be the CMT Rate in effect on the applicable CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain from five Reference Dealers quotations for the Treasury Notes with the shorter remaining term to maturity.

    "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc. or any successor service on the page specified in the applicable pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519), or if no such page is specified in the applicable pricing supplement, page 7052.

    "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated, or if no maturity is specified in the applicable pricing supplement, two years.

    COMMERCIAL PAPER RATE. Commercial Paper Rate Notes will bear interest at the rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Commercial Paper Rate Notes and in any applicable pricing supplement.

    "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Commercial Paper--Nonfinancial" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the applicable Commercial Paper Rate Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper--Nonfinancial". If the applicable rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on the applicable Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the applicable Commercial Paper Rate Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York (which may include any agent and its affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable pricing supplement placed for industrial issuers whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of the applicable Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on the applicable Commercial Paper Rate Interest Determination Date.

    "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                 D X 360
 Money Market Yield =         -------------         X 100
                              360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    ELEVENTH DISTRICT COST OF FUNDS RATE. Eleventh District Cost of Funds Rate Notes will bear interest at the rates (calculated with reference to the Eleventh District Cost of Funds Rate and the

Spread and/or Spread Multiplier, if any) specified in the applicable Eleventh District Cost of Funds Rate Notes and in any applicable pricing supplement.

    "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the applicable Eleventh District Cost of Funds Rate Interest Determination Date falls as set forth under the caption "11th District" on the display on Bridge Telerate, Inc. or any successor service on page 7058 or any other page as may replace the specified page on that service ("Telerate Page 7058") as of 11:00 A.M., San Francisco time, on the applicable Eleventh District Cost of Funds Rate Interest Determination Date. If the applicable rate does not appear on Telerate Page 7058 on the related Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds on the applicable Eleventh District Cost of Funds Rate Interest Determination Date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding the applicable Eleventh District Cost of Funds Rate Interest Determination Date. If the Federal Home Loan Bank of San Francisco fails to announce the Index on or before the applicable Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding the applicable Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of the applicable Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on the applicable Eleventh District Cost of Funds Rate Interest Determination Date.

    FEDERAL FUNDS RATE. Federal Funds Rate Notes will bear interest at the rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Federal Funds Rate Notes and in any applicable pricing supplement.

    "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)", as the rate is displayed on Bridge Telerate, Inc. or any successor service on page 120 or any other page as may replace the applicable page on such service ("Telerate Page 120"), or, if the applicable rate does not appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the applicable Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (Effective)". If the applicable rate does not appear on Telerate Page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on the applicable Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include any agent or its affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the applicable Federal Funds Rate Interest Determination Date; provided, however, that if the brokers selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of the applicable Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on the applicable Federal Funds Rate Interest Determination Date.

    LIBOR. LIBOR Notes will bear interest at the rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the applicable LIBOR Notes and in any applicable pricing supplement.

    "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

    (i) With respect to an Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in United States dollars having the Index Maturity specified in the applicable pricing supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on the applicable LIBOR Interest Determination Date. If fewer than two offered rates so appear, or no rate appears, as applicable, LIBOR on the applicable LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below, or (b) if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case the single rate will be used) for deposits in United States dollars having the Index Maturity specified in the applicable pricing supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appear (or, if only a single rate is required, appears) on the Designated LIBOR Page specified in the applicable pricing supplement as of 11:00 a.m., London time, on the applicable LIBOR Interest Determination Date.

    (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or not rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of the four major reference banks (which may includes affiliates of the agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the second London Business Day immediately following the applicable LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the applicable LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two applicable quotations are provided, then LIBOR determined on the applicable LIBOR Interest Determination Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, then LIBOR determined on the applicable LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. New York City time on the applicable LIBOR Interest Determination Date by three major banks (which may include affiliates of the agents) in The City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks, having the Index Maturity specified designated in the applicable pricing supplement and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of the applicable LIBOR Interest Determination Date will be LIBOR in effect on the applicable LIBOR Interest Determination Date.

    "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service or any successor service on the page specified in the applicable pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for United States dollars, or (b) if "LIBOR Telerate" is designated in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. or any successor service on the page specified in the applicable pricing supplement or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for United States dollars.

    PRIME RATE. Prime Rate Notes will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if
any) specified in the applicable Prime Rate Notes and any applicable pricing supplement.

    "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on the applicable Interest Determination Date as is published in H.15(519) under the heading "Bank Prime Loan" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the applicable Prime Rate Interest Determination Date as published in
H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Bank Prime Loan". If the applicable rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page as each bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the applicable Prime Rate Interest Determination Date. If fewer than four rates so appear on the Reuters Screen US PRIME 1 Page for the applicable Prime Rate Interest Determination Date, then the Prime Rate will be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable Prime Rate Interest Determination Date by three major banks (which may include affiliates of any agent) in The City of New York selected by the Calculation Agent; provided, however, that if the banks selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of the applicable Prime Rate Interest Determination Date will be the Prime Rate in effect on the applicable Prime Rate Interest Determination Date.

    "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service or any successor service on the "US PRIME 1" Page or other page as may replace the US PRIME 1 Page on such service for the purpose of displaying prime rates or base lending rates of major United States banks.

    TREASURY RATE. Treasury Rate Notes will bear interest at the rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Treasury Rate Notes and in any applicable pricing supplement.

    "Treasury Rate" means, with respect to an Interest Determination Date relating to a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on the applicable Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. or any successor service on page 56 or any other page as may replace page 56 on such service ("Telerate Page

56") or page 57 or any other page as may replace page 57 on such service ("Telerate Page 57") or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High" or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury. In the event that the auction rate of Treasury Bills having the Index Maturity specified in the applicable pricing supplement is not so announced by the United States Department of the Treasury, or if the Auction is not held, then the Treasury Rate will be the Bond Equivalent Yield of the rate on the applicable Treasury Rate Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the applicable Treasury Rate Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market". If the applicable rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be calculated by the Calculation Agent and will be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately
3:30 P.M., New York City time, on the applicable Treasury Rate Interest Determination Date, of three primary United States government securities dealers (which may include any agent or its affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of the applicable Treasury Rate Interest Determination Date will be the Treasury Rate in effect on the applicable Treasury Rate Interest Determination Date.

    "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                      DXN
 Bond Equivalent Yield =         -------------         X 100
                                 360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

OTHER PROVISIONS; ADDENDA

    Any provisions with respect to an issue of notes, including the determination of one or more Interest Rate Bases, the specification of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the applicable Interest Payment Dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified by the terms as specified under "Other Provisions" on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes and in the applicable pricing supplement.

ORIGINAL ISSUE DISCOUNT NOTES

    Newell may issue notes at a price less than 100% of the principal amount thereof (I.E., par) by more than a percentage equal to the product of 0.25% and the number of years to Maturity, resulting in the applicable notes being treated as if they were issued with original issue discount for United

States federal income tax purposes ("original issue discount notes"). Original issue discount notes may currently bear no interest or bear interest at a rate which at the time of issuance is below market rates. Additional considerations relating to any original issue discount notes will be described in the applicable pricing supplement.

AMORTIZING NOTES

    Newell may from time to time offer notes ("Amortizing Notes") with amount of principal and interest payable in installments over the term of the notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months, and payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the applicable Amortizing Notes. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable pricing supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Amortizing Note and the applicable pricing supplement.

INDEXED NOTES

    Newell may from time to time offer notes ("Indexed Notes") with the amount of principal or interest payable to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies relative to an indexed currency or to other items, in each case as specified in the applicable pricing supplement. In certain cases, holders of Indexed Notes may receive a principal payment on the maturity date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the maturity date of the specified indexed item. Information as to the method for determining the amount of principal and interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable pricing supplement.

NOTES IN BOOK-ENTRY FORM

                      DESCRIPTION OF THE GLOBAL SECURITIES

    Upon issuance, all notes in book-entry form having the same date of issue, Maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global notes (the "Global Notes"). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company as Depository (the "Depository") and registered in the name of the Depository or a nominee of the Depository. Unless and until it is exchanged in whole or in part for notes in definitive form, no Global Note may be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of the successor.

                                 DTC PROCEDURES

    The following is based on information furnished by the Depository:

    The Depository will act as securities depository for the notes in book-entry form. The notes in book-entry form will be issued as fully registered securities registered in the name of Cede & Co. (the Depository's partnership nominee). One fully registered Global Note will be issued for each issue of notes in book-entry form, each in the aggregate principal amount of the issue, and will be deposited with the Depository. If, however, the aggregate principal amount of any issue exceeds $400,000,000, one Global Note will be issued with respect to each $400,000,000 of principal amount and an additional Global Note will be issued with respect to any remaining principal amount of the issue.

    The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants deposit with the Depository. The Depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the Depository include securities brokers and dealers (including the agent), banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the Depository and its participants are on file with the Securities and Exchange Commission.

    Purchases of notes in book-entry form under the Depository's system must be made by or through direct participants, which will receive a credit for such notes in book-entry form on the Depository's records. The ownership interest of each actual purchaser of each note in book-entry form represented by a Global
Note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners of notes in book-entry form will not receive written confirmation from the Depository of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a Global Note representing notes in book-entry form are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a Global Note representing notes in book-entry form will not receive notes in certificated form representing their ownership interests therein, except in the event that use of the book-entry system for such notes in book-entry form is discontinued.

    To facilitate subsequent transfers, all Global Notes representing notes in book-entry form which are deposited with, or on behalf of, the Depository are registered in the name of the Depository's nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the Depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository has no knowledge of the actual beneficial owners of the Global Notes representing the notes in book-entry form; the Depository's records reflect only the identity of the direct participants to whose accounts such notes in book-entry form are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depository to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners of notes in book-entry form, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither the Depository nor Cede & Co. will consent or vote with respect to the Global Notes representing the notes in book-entry form. Under its usual procedures, the Depository mails an omnibus proxy to Newell as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the notes in book-entry form are credited on the applicable record date.

    Principal, premium, if any, and/or interest, if any, payments on the Global Notes representing the notes in book-entry form will be made in immediately available funds to the Depository. The Depository's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the applicable participant and not of the Depository, the trustee or Newell, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depository is the responsibility of Newell and the trustee, disbursement of payments to direct participants will be the responsibility of the Depository, and disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the notes in book-entry form of like tenor and terms are being redeemed, the Depository's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

    A beneficial owner will give notice of any option to elect to have its notes in book-entry form repaid by Newell, through its participant, to the trustee, and will effect delivery of such notes in book-entry form by causing the direct participant to transfer the participant's interest in the Global Note or Notes representing the applicable notes in book-entry form, on the Depository's records, to the trustee. The requirement for physical delivery of notes in book-entry form in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Note or Notes representing the notes in book-entry form are transferred by direct participants on the Depository's records.

    The Depository may discontinue providing its services as securities depository with respect to the notes in book-entry form at any time by giving reasonable notice to Newell or the trustee. In the event that a successor securities depository is not obtained, notes in certificated form are required to be printed and delivered.

    Newell may decide to discontinue use of the system of book-entry transfers through the Depository or a successor securities depository. In that event, notes in certificated form will be printed and delivered.

    Purchases of notes in book-entry form must be made by or through participants, which will receive a credit on the records of the Depository. The ownership interest of the beneficial owner or the actual purchaser of each note in book-entry form is in turn to be recorded on the participants' or indirect participants' records. Beneficial owners will not receive written confirmation from the Depository of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the beneficial owner entered into the transaction. Ownership of beneficial interests in Global Notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository (with respect to interests of participants) and on the records of participants (with respect to interests of persons held through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

    So long as the Depository, or its nominee, is the registered owner of a Global Note, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture. Except as provided below, beneficial owners of a Global Note will not be entitled to have the notes represented by a Global Note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. Newell understands that under existing industry practices, in the event that Newell requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the indenture, the Depository would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the Depository to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                              YEAR 2000 COMPLIANCE

    DTC has advised Newell that management of the Depository is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems". The Depository has informed direct and indirect participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within the Depository ("Depository Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depository's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, the Depository's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as the Depository's direct and indirect participants, third party vendors from whom the Depository licenses software and hardware, and third party vendors on whom the Depository relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depository has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom the Depository acquires services to: (a) impress upon them the importance of such services being Year 2000 compliant; and (b) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depository is in the process of developing such contingency plans as it deems appropriate.

    According to the Depository, the information in the preceding two paragraphs with respect to the Depository has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

                    EXCHANGE FOR NOTES IN CERTIFICATED FORM

    If:

    (a) the Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by Newell within 60 days,

    (b) Newell executes and delivers to the trustee a company order to the effect that the Global Notes shall be exchangeable, or

    (c) an Event of Default has occurred and is continuing with respect to the notes,

the Global Note or Global Notes will be exchangeable for notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000. The definitive notes will be registered in the name or names as the Depository will instruct the trustee. It is expected that instructions may be based upon directions received by the Depository from participants with respect to ownership of beneficial interests in Global Notes.

    The information in this section concerning the Depository and the Depository's system has been obtained from sources that Newell believes to be reliable, but Newell takes no responsibility for the accuracy of the information.

                     UNITED STATES FEDERAL INCOME TAXATION

    The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

    As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for United States Federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or a partnership (including an entity treated as a corporation or a partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (3) an estate whose income is subject to United States Federal income tax regardless of its source,
(4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or
(5) any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (4) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term "non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

U.S. HOLDERS

    "Payments of Interest." Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

    "Original Issue Discount." The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount ("Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

    For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest prior to maturity, multiplied by the weighted average maturity of the note). The issue price of each note of an issue of notes equals the first price at which a substantial amount of the notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on the applicable note or any "true" discount on the note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified "de minimis" amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

    Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to the Discount Note for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (1) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and
(2) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium", Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

    Under the OID Regulations, Floating Rate Notes and Indexed Notes (hereinafter "Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified "de minimis" amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of
(1) one or more qualified floating rates, (2) a single fixed rate and one or more qualified floating rates, (3) a single objective rate, or (4) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

    A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (E.G., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (I.E., a cap) or a minimum numerical limitation (I.E., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

    If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, and if the interest on a Variable Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Variable Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Variable Note's stated principal amount) in excess of a specified "de minimis" amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (1) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (2) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

    In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

    If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. On June 11, 1996, the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996.

The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of notes will be discussed in the applicable pricing supplement.

    Certain of the notes (1) may be redeemable at the option of Newell prior to their stated maturity (a "call option") and/or (2) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

    U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, "de minimis" original issue discount, market discount, "de minimis" market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

    "Short-Term Notes." Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

    "Market Discount." If a U.S. Holder purchases a note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased the note at a "market discount," unless such market discount is less than a specified "de minimis" amount.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (1) the amount of such payment or realized gain or
(2) the market discount which has not previously been included in income and is treated as having accrued on the note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

    "Premium." If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

    "Disposition of a Note." Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the U.S. Holder's initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than one year.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of Newell, a controlled foreign corporation related to Newell or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (1) is signed by the beneficial owner of the note under penalties of perjury, (2) certifies that such owner is not a U.S. Holder and (3) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS
Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

    Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, provided (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder and (ii) the non-U.S. Holder is not present in the United States for 183 days or more in the year of disposition of the note and certain other conditions are met. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

    The notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of Newell or, at the time of such individual's death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (1) the broker determines that the seller is a corporation or other exempt recipient or
(2) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (1) the broker determines that the seller is an exempt recipient or (2) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence. In addition, prospective U.S. Holders are strongly urged to consult their own tax advisors with respect to the New Withholding Regulations described below.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

NEW WITHHOLDING REGULATIONS

    On October 6, 1997, the Treasury issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                              PLAN OF DISTRIBUTION

    The notes are being offered on a continuous basis for sale by Newell to or through the agents. Each agent may purchase notes, as principal, from Newell from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by such agent, or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. If agreed to by Newell and an agent, such agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement. Newell will pay a commission to an agent, ranging from .125% to .750% of the principal amount of each note, depending upon its stated maturity, sold through the agent as an agent of Newell. Commissions with respect to notes with stated maturities in excess of 30 years that are sold through an agent as an agent of Newell will be negotiated between Newell and the agent at the time of such sale. Newell may also sell notes directly to purchasers in those jurisdictions in which it is permitted to do so, and may engage other agents to act on the same terms as the agents. No commission will be payable by Newell on notes sold directly by Newell.

    Unless otherwise specified in the applicable pricing supplement, any note sold to an agent as principal will be purchased by such agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a note of identical maturity. Each agent may sell notes it has purchased from Newell as principal to other dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with such purchase from Newell to be a concession to such dealers. After the initial offering of notes, the offering price (in the case of notes to be resold on a fixed offering price basis), the concession and the discount may be changed.

    Newell reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly with Newell or through any agent). Each agent will have the right to reject in whole or in part any offer to purchase notes received by it on an agency basis.

    Upon issuance, the notes will not have an established trading market. The notes will not be listed on any securities exchange. The agents may from time to time purchase and sell notes in the secondary market, but no agent is obligated to do so, and there can be no assurance that there will be a secondary market for the notes or that there will be liquidity in the secondary market if one develops. From time to time, an agent may make a market in the notes, but no agent is obligated to do so and may discontinue any market-making activity at any time.

    The agents and their affiliates may be customers of, engage in transactions with or perform services for Newell and certain of its affiliates in the ordinary course of business. Without limiting the foregoing, the agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with Newell and certain of its affiliates. Chase Securities Inc. is an affiliate of the trustee. See "Description of Debt Securities--The Trustee" in the Prospectus.

    The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Newell has agreed to indemnify the agents against certain liabilities (including liabilities under the Securities Act), or to contribute to payment the agents may be required to make in respect thereof. Newell has agreed to reimburse the agents for certain other expenses.

    Concurrently with the offering of notes described herein, Newell may issue and sell other Securities described in the accompanying prospectus and such sales shall reduce the aggregate initial offering price of notes offered hereby.

    In connection with an offering of notes purchased by one or more agents as principal on a fixed price basis, such agent(s) will be permitted to engage in certain transactions that stabilize the price of such notes. Such transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of such notes. If the agent or agents creates or create, as the case may be, a short position in such notes, i.e., if it sells or they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, such agent(s) may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of such purchases.

    Neither Newell nor any of the agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither Newell nor any of the agents makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

                             VALIDITY OF THE NOTES

    The validity of the notes will be passed upon for Newell by Schiff Hardin & Waite, Chicago, Illinois. Certain legal matters relating to the notes will be passed upon for the agents by Brown & Wood LLP, New York, New York.

PROSPECTUS

                               BY THIS PROSPECTUS
                             NEWELL RUBBERMAID INC.
                                   MAY OFFER
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

                               ------------------

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total initial offering price of $749,500,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities registered under this process, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make sales of offered securities unless accompanied by a prospectus supplement.

    You should not assume that the information in this prospectus or any later prospectus supplement is accurate as of any date other than the date on the front of the document. We have not authorized anyone to provide you with information that is different from, or additional to, the information provided in this prospectus or any later prospectus supplement, and you should not rely on any unauthorized information. We are not making an offer to sell securities in any state or country where the offer is not permitted.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                 The date of this prospectus is March 14, 2000.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                             -----------
NEWELL RUBBERMAID INC......................................................................................           2

WHERE YOU CAN FIND MORE INFORMATION........................................................................           2

USE OF PROCEEDS............................................................................................           3

RATIO OF EARNINGS TO FIXED CHARGES.........................................................................           3

DESCRIPTION OF DEBT SECURITIES.............................................................................           4

PARTICULAR TERMS OF THE SENIOR DEBT SECURITIES.............................................................          11

PARTICULAR TERMS OF THE SUBORDINATED DEBT SECURITIES.......................................................          15

DESCRIPTION OF CAPITAL STOCK...............................................................................          16

PLAN OF DISTRIBUTION.......................................................................................          18

LEGAL OPINION..............................................................................................          19

EXPERTS....................................................................................................          19

                             NEWELL RUBBERMAID INC.

    Newell Rubbermaid Inc. ("Newell," "we," "us" and "our") is an international manufacturer and marketer of everyday consumer products. Newell's basic business strategy is to merchandise a multi-product offering of brand name consumer products that are concentrated in product categories with relatively steady demand not dependent on major changes in fashion, technology or season. Newell also differentiates itself by emphasizing superior customer service. Newell sells these products to a variety of large retailers and wholesalers under numerous well-known brand names. Newell's business segments and brand names include the following:

                   BUSINESS SEGMENTS                                          PRINCIPAL BRANDS
--------------------------------------------------------  --------------------------------------------------------

HOUSEHOLD PRODUCTS

  - Aluminum Cookware and Bakeware                        Mirro-Registered Trademark-, Wear
                                                          Ever-Registered Trademark-,
                                                          Calphalon-Registered Trademark-,
                                                          Panex-Registered Trademark-

  - Glassware                                             Anchor Hocking-Registered Trademark-

  - Hair Accessories                                      Goody-Registered Trademark-, Ace-Registered Trademark-,
                                                          Wilhold-Registered Trademark-

  - Home/Commercial Products                              Rubbermaid-Registered Trademark-,
                                                          Curver-Registered Trademark-

  - Infant Products                                       Graco-Registered Trademark-,
                                                          Century-Registered Trademark-

  - Juvenile Products                                     Little Tikes-Registered Trademark-

HARDWARE AND HOME FURNISHINGS

  - Window Treatments                                     Levolor-Registered Trademark-,
                                                          Kirsch-Registered Trademark-,
                                                          Newell-Registered Trademark-

  - Picture Frames                                        Intercraft-Registered Trademark-, Burnes of
                                                          Boston-Registered Trademark-,
                                                          Holson-Registered Trademark-

  - Hardware and Tools                                    Amerock-Registered Trademark-,
                                                          EZPaintr-Registered Trademark-,
                                                          BernzOmatic-Registered Trademark-,
                                                          Bulldog-Registered Trademark-

  - Home Storage Products                                 Lee Rowan-Registered Trademark-

OFFICE PRODUCTS

  - Markers and Writing Instruments                       Sanford-Registered Trademark-,
                                                          Berol-Registered Trademark-, Eberhard
                                                          Faber-Registered Trademark-,
                                                          Rotring-Registered Trademark-

  - Office Storage and Organization Products              Rolodex-Registered Trademark-,
                                                          Eldon-Registered Trademark-

Newell's major customers include:

  - Discount stores and warehouse clubs;

  - Home centers and hardware stores;

  - Office superstores and contract stationers;

  - Toy stores;

  - Department and specialty stores; and

  - Drug and grocery stores.

    Newell's principal corporate offices are located at 29 East Stephenson Street, Freeport, Illinois 61032, and its telephone number is 1-815-235-4171.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov.

    The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

     1. Annual Report on Form 10-K for the year ended December 31, 1998;

     2. The description of our common stock contained in Newell's registration statement on Form 8-B filed with the Securities and Exchange Commission on June 30, 1987;

     3. The description of our common stock purchase rights contained in our registration statement on Form 8-A dated August 28, 1998;

     4. Our current report on Form 8-K dated and filed with the Securities and Exchange Commission on March 11, 1999;

     5. Our current report on Form 8-K dated March 24, 1999 and filed with the Securities and Exchange Commission on March 25, 1999;

     6. Our quarterly report on Form 10-Q for the quarter ended March 31, 1999;

     7. Our current report on Form 8-K dated and filed with the Securities and Exchange Commission on June 30, 1999; and

     8. Our quarterly report on Form 10-Q for the quarter ended June 30, 1999.

     9. Our quarterly report on Form 10-Q for the quarter ended September 30, 1999.

    10. Our current report on Form 8-K dated and filed with the Securities and Exchange Commission on March 1, 2000.

    You may request a copy of these filings at no cost by writing to or telephoning us at the following address:

Newell Rubbermaid Inc.
                             6833 Stalter Drive, Suite 101
                             Rockford, Illinois 61108
                             Tel:  1-800-424-1941
                             Attn:  Office of Investor Relations

                                USE OF PROCEEDS

    Newell expects to use the net proceeds from the sale of the securities for general corporate purposes. These may include additions to working capital, repayment of existing debt and acquisitions. If Newell decides to use the net proceeds from the sale of securities in some other way, Newell will describe the use of the net proceeds in the prospectus supplement for that offering.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Newell's ratio of earnings to fixed charges for the periods indicated are as follows:

                          FOR THE YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------
     1999             1998             1997             1996             1995
---------------  ---------------  ---------------  ---------------  ---------------
     2.42             6.28             4.87             7.51             6.80

    For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes, adjusted for the portion of fixed charges deducted from these earnings and for minority interests in income of majority owned subsidiaries that have not incurred fixed charges. "Fixed charges" consist of interest on all indebtedness (including capitalized lease obligations), amortization of debt expense and the percentage of rental expense on operating leases deemed representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The following description sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

    The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of November 1, 1995, between us and The Chase Manhattan Bank, as trustee. This indenture is referred to as the "senior indenture." The subordinated debt securities will be issued under an indenture in the form of the indenture dated as of November 1, 1995 between us and The Chase Manhattan Bank, as trustee. This indenture is referred to as the "subordinated indenture." The senior indenture and the subordinated indenture are together called the "indentures."

    Copies of the indentures are filed as exhibits to the registration statement. For your convenience, we have included references to specific sections of the indentures in the descriptions below. Capitalized terms not otherwise defined in this prospectus shall have the meanings shown in the indenture to which they relate.

    The following summaries of provisions of the debt securities and the indentures are not complete and are qualified in their entirety by express reference to all of the provisions of the indentures and the debt securities.

    Because Newell is a holding company, the right of Newell, and its creditors, including the holders of the notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Newell itself as a creditor of the subsidiary may be recognized. Neither the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness. Substantially all of Newell's consolidated accounts payable represent obligations of Newell's subsidiaries, and as of December 31, 1999, the aggregate principal amount of money borrowed by Newell's consolidated subsidiaries equaled approximately $275.2 million (the current portion of which was approximately $100.4 million).

    Neither of the indentures limits the principal amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount that we may separately authorize from time to time. Each also provides that the debt securities may be denominated in any currency or currency unit designated by us. Unless otherwise shown in the prospectus supplement related to that offering, neither the indentures nor the debt securities will contain any provisions to afford holders of any debt securities protection in the event of a takeover, recapitalization or similar restructuring of our business.

    The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will rank junior to all of our senior debt securities and other senior indebtedness as we describe below under "Particular Terms of the Subordinated Debt Securities-- Subordination."

    We will include specific terms relating to a particular series of debt securities in a prospectus supplement relating to the offering. The terms we will describe in the prospectus supplement will include some or all of the following:

     (1) the distinct title and type of the debt securities;

     (2) the total principal amount or initial offering price of the debt securities;

     (3) the date or dates when the principal of the debt securities will be payable;

     (4) the rate at which the debt securities will bear interest;

     (5) the date from which interest on the debt securities will accrue;

     (6) the dates when interest on the debt securities will be payable and the regular record date for these interest payment dates;

     (7) the place where

       - the principal, premium, if any, and interest on the debt securities will be paid,

       - registered debt securities may be surrendered for registration of transfer, and

       - debt securities may be surrendered for exchange;

     (8) any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     (9) the terms and conditions upon which we will have the option to redeem the debt securities;

    (10) the denominations in which any registered debt securities will be issuable, if other than denominations of $1,000 or integral multiples, and the denominations in which any bearer debt securities will be issuable, if other than a denomination of $5,000;

    (11) the identity of each Security Registrar and Paying Agent, and the designation of the Exchange Rate Agent, if any, if other than the Trustee;

    (12) the portion of the principal amount of debt securities that will be payable upon acceleration of the Maturity of the debt securities;

    (13) the currency used to pay principal, premium and interest on the debt securities, if other than U.S. Dollars, and whether you or we may elect to have principal, premium and interest paid in a currency other than the currency in which the debt securities are denominated;

    (14) any index, formula or other method used to determine the amount of principal, premium or interest on the debt securities;

    (15) whether provisions relating to defeasance and covenant defeasance will be applicable to the series of debt securities;

    (16) any changes to the Events of Default, Defaults or to our covenants made in the applicable indenture;

    (17) whether the debt securities are issuable as registered debt securities or bearer debt securities, whether there are any restrictions relating to the form in which they are issued and whether bearer and registered debt securities may be exchanged for each other;

    (18) to whom interest will be payable

       - if other than the registered Holder (for registered debt securities),

       - if other than upon presentation and surrender of the related coupons (for bearer debt securities), or

       - if other than as specified in the indentures (for global debt securities);

    (19) if the debt securities are to be convertible or exchangeable for other securities, the terms of conversion or exchange;

    (20) particular terms of subordination with respect to subordinated debt securities; and

    (21) any other terms of the debt securities.

    We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. If we issue original issue discount securities, then special federal income tax rules that apply may be described in the prospectus supplement for those debt securities.

REGISTRATION AND TRANSFER

    We presently plan to issue each series of debt securities only as registered securities. However, we may issue a series of debt securities as bearer securities, or a combination of both registered securities and bearer securities. If we issue debt securities as bearer securities, they will have interest coupons attached unless we elect to issue them as zero coupon securities. (Sections 201 and 301) If we issue bearer securities, we may describe material U.S. federal income tax consequences and other material considerations, procedures and limitations in the prospectus supplement for that offering.

    Holders of registered debt securities may present the debt securities for exchange for different authorized amounts of other debt securities of the same series and of similar principal amount at the corporate trust office of the Trustee in New York, New York or at the office of any other transfer agent we may designate for the purpose and describe in the applicable prospectus supplement. The registered securities must be duly endorsed or accompanied by a written instrument of transfer. The agent will not impose a service charge on you for the transfer or exchange. We may, however, require that you pay any applicable tax or other governmental charge. We will describe any procedures for the exchange of bearer securities for other debt securities of the same series in the prospectus supplement for that offering. Generally, we will not allow you to exchange registered securities for bearer securities. (Sections 301, 305 and
1002)

    In general, unless otherwise specified in the applicable prospectus supplement, we will issue registered securities without coupons and in denominations of $1,000, or integral multiples, and bearer securities in denominations of $5,000. We may issue both registered and bearer securities in global form. (Sections 301 and 302)

CONVERSION AND EXCHANGE

    If any debt securities will be convertible into or exchangeable for our common stock or other securities, the applicable prospectus supplement will set forth the terms and conditions of the conversion or exchange, including:

    - the conversion price or exchange ratio;

    - the conversion or exchange period;

    - whether the conversion or exchange will be mandatory or at the option of the holder or Newell;

    - provisions for adjustment of the conversion price or exchange ratio; and

    - provisions that may affect the conversion or exchange if the debt securities are redeemed.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in the form of one or more global securities, that we will identify in a prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be registered for transfer or exchange except:

    - as a whole by the depositary for the global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or a nominee of the depositary to a successor depositary or a nominee of the successor depositary; and

    - in any other circumstances described in the prospectus supplement applicable thereto.

    The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement applicable thereto. Newell expects that the following provisions will apply to depositary arrangements.

    Unless otherwise specified in the applicable prospectus supplement, debt securities that are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security or, in some cases, global securities registered in the name of the depositary or its nominee. Upon the issuance of the global security, and the deposit of the global security with or on behalf of the depositary for the global security, the depositary will credit on its book entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of the debt securities. If we directly offer and sell debt securities the accounts to be credited will be designated by us. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in the global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and the laws may impair the ability to transfer beneficial interests in the global securities.

    So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or "Holder" of the debt securities represented by the global security for all purposes under the indenture applicable thereto. Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the Holders of the debt securities for any purposes under the indenture applicable thereto. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a Holder of debt securities under the indenture applicable thereto. Newell understands that under existing industry practices, if Newell requests any action of Holders or an owner of a beneficial interest in the global security desires to give any notice or take any action a Holder is entitled to give or take under the indenture applicable thereto, then the depositary would authorize the participants to give this notice or take this action, and participants would authorize beneficial owners owning through these participants to give this notice or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

    Principal of and any premium and interest on a global security will be payable in the manner described in the applicable prospectus supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    As provided in the indentures, we may, without the consent of Holders of the debt securities, consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (the "Survivor"), and we may permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us so long as:

    - the Survivor is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of any United States jurisdiction and expressly assumes our obligations on the debt securities and under the indentures;

    - immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing under the indentures; and

    - certain other conditions regarding delivery of an Officers' Certificate and Opinion of Counsel are met. (Section 801)

ACCELERATION OF MATURITY

    If an Event of Default occurs and continues with respect to debt securities of a particular series, the Trustee or the Holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the outstanding debt securities of that series due and payable immediately. (Section 502)

    At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee therefor, the Holders of a majority in principal amount of the outstanding debt securities of that series by written notice to Newell and the Trustee, may rescind and annul the declaration and its consequences if:

    (1) Newell has paid or deposited with the Trustee a sum sufficient to pay in the Currency in which the debt securities of the series are payable, except as otherwise specified in the applicable indenture:

       - all overdue interest on all outstanding debt securities of that series and any related Coupons,

       - all unpaid principal of and premium, if any, on any of the debt securities which has become due otherwise than by the declaration of acceleration, and interest on the unpaid principal at the rate or rates prescribed therefor in the debt securities,

       - to the extent lawful, interest on overdue interest at the rate or rates prescribed therefor in the debt securities, and

       - all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

    (2) all Events of Default with respect to debt securities of that series, other than the non-payment of amounts of principal, interest or any premium on the debt securities which have become due solely by the declaration of acceleration, have been cured or waived. (Section 502)

    No rescission shall affect any subsequent default or impair any right consequent thereon.

    The Holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the Holders of all the debt securities of the series and any related Coupons, waive any past default under the applicable indenture with respect to the series and its consequences, except a default:

    (1) in the payment of the principal of or premium, if any or interest on any Debt Security of the series or any related Coupon, or

    (2) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of the series affected thereby. (Section 513)

    If an Event of Default with respect to debt securities of a particular series occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the Holders of debt securities of the series, unless the Holders shall have offered to the Trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by it in compliance with the request. (Section 602)

    The Holders of a majority in principal amount of the outstanding debt securities of the series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the applicable indenture, or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series. The Trustee may refuse to follow directions in conflict with law or the indenture that may involve the Trustee in personal liability or may be unduly prejudicial to the other, non-directing Holders. (Section 512)

MODIFICATION OR WAIVER

    The indentures allow Newell and the Trustee, without the consent of any Holders of debt securities, to enter into supplemental indentures for various purposes, including:

    - evidencing the succession of another entity to us and the assumption of our covenants and obligations under the debt securities and the indenture by this successor,

    - adding to Newell's covenants for the benefit of the Holders,

    - adding additional Events of Default for the benefit of the Holders,

    - establishing the form or terms of any series of debt securities issued under the supplemental indentures or curing ambiguities or inconsistencies in the indentures, and

    - making other provisions that do not adversely affect the interests of the Holders of any series of debt securities in any material respect. (Section 901)

    The indentures allow Newell and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the outstanding debt securities of all affected series acting as one class, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indentures or modifying the rights of the Holders of the debt securities of the series. (Section 902) Without the consent of the Holders of all the outstanding debt securities affected thereby, no supplemental indenture may:

    - change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security;

    - reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any debt security;

    - reduce the amount of the principal of any original issue discount security that would be due and payable upon acceleration of the Maturity of the debt security;

    - change any Place of Payment where, or the currency, currencies or currency unit or units in which, any debt security or any premium or interest thereon is payable;

    - impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of the debt security or, in the case of redemption, on or after the Redemption Date;

    - affect adversely the right of repayment at the option of the Holder of any debt security of the series;

    - reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose Holders is required for a supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with various provisions of the indenture or various defaults thereunder and their consequences provided for in the indentures; or

    - modify any of the foregoing described provisions. (Section 902)

MEETINGS

    The indentures contain provisions for convening meetings of the Holders of debt securities of any series for any action to be made, given or taken by Holders of debt securities. The Trustee, Newell, and the Holders of at least 10% in principal amount of the outstanding debt securities of a series may call a meeting, in each case after notice to Holders of that series has been properly given. (Section 1502)

    Persons entitled to vote a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting of Holders of debt securities of that series. Any resolution passed or decision taken at any meeting of Holders of debt securities of any series that has been properly held under the provisions of the indentures will bind all Holders of debt securities of that series and related coupons. (Section 1503)

FINANCIAL INFORMATION

    Newell will file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents required to be filed with the Securities and Exchange Commission by Section 13(a) or 15(d) of the Exchange Act, and will also file with the Trustee copies of these reports and documents within 15 days after it files them with the Securities and Exchange Commission. (Section 703)

DEFEASANCE

    The indentures include provisions allowing us to be discharged from our obligation on the debt securities of any series. (Section 1401) To be discharged from our obligations on the debt securities, we would be required to deposit with the Trustee or another trustee money or U.S. Government Obligations sufficient to make all principal, premium (if any) and interest payments on those debt securities. (Section 1404) If we make this defeasance deposit with respect to your debt securities, we may elect either:

    - to be discharged from all of our obligations on your debt securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (Section 1402); or

    - in the case of senior debt securities, to be released from restrictions relating to liens and sale-leaseback transactions and, in the case of all debt securities, to be released from other covenants as may be described in the prospectus supplement relating to such debt securities.
      (Section 1403)

    To establish the trust, Newell must deliver to the Trustee an opinion of our counsel that the Holders of the debt securities will not recognize gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amount, and in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Section 1404 (5)) There may be additional provisions relating to defeasance which we will describe in the prospectus supplement.

THE TRUSTEE

    The Chase Manhattan Bank ("Chase") is the Trustee under the Senior Indenture and the Subordinated Indenture. Chase is also the agent for the lenders, and a lender, under a revolving credit facility with

Newell which, as of the date hereof, permits an aggregate borrowing of up to $1.2 billion, so long as the terms and conditions of this facility are satisfied. Chase Securities, Inc., an affiliate of Chase, has from time to time acted as an agent or underwriter with respect to distribution of our securities. In addition, we and some of our affiliates maintain other banking and borrowing arrangements with Chase, and Chase may perform additional banking services for, or transact other banking business with, Newell in the future.

    The Trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act of 1939 and may be required to resign as Trustee if:

    - there is an Event of Default under the indenture; and

    - one or more of the following occurs:

       - the Trustee is a trustee for another indenture under which our securities are outstanding;

       - the Trustee is a trustee for more than one outstanding series of debt securities under a single indenture;

       - the Trustee is one of our creditors; or

       - the Trustee or one of its affiliates acts as an underwriter or agent for us.

    Newell may appoint an alternative Trustee for any series of debt securities. The appointment of an alternative Trustee would be described in the applicable prospectus supplement.

GOVERNING LAW

    The indentures and the debt securities are by their terms to be governed by and their provisions construed under the internal laws of the State of New York. (Section 112)

MISCELLANEOUS

    Newell has the right at all times to assign any of its respective rights or obligations under the indentures to a direct or indirect wholly-owned subsidiary of Newell; provided, that, in the event of any assignment, Newell will remain liable for all of their respective obligations. (Section 803) The indentures are binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. (Section 109)

                 PARTICULAR TERMS OF THE SENIOR DEBT SECURITIES

    The following description of the senior debt securities sets forth additional general terms and provisions of the senior debt securities to which a prospectus supplement may relate. The debt securities are described generally in this prospectus under "Description of Debt Securities" above. The particular terms of the senior debt securities offered by a prospectus supplement will be described in the applicable prospectus supplement.

LIMITATION ON LIENS

    The senior indenture provides that while the senior debt securities issued under it or the related Coupons remain outstanding, Newell will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind upon any of its or their property or assets, now owned or hereafter acquired, without directly securing all of the senior debt securities equally and ratably with the obligation or liability secured by the Lien, except for:

     (1) Liens existing as of the date of the senior indenture;

     (2) Liens, including Sale and Lease-back Transactions, on any property acquired, constructed or improved after the date of the senior indenture, which are created or assumed contemporaneously with, or within 180 days after, the acquisition or completion of this construction or improvement, or within six months thereafter by a commitment for financing arranged with a lender or investor within the 180-day period, to secure or provide for the payment of all or a portion of the purchase price of the property or the cost of the construction or improvement incurred after the date of the senior indenture (or before the date of the indenture in the case of any construction or improvement which is at least 40% completed at the date of the indenture) or, in addition to Liens contemplated by clauses
         (3) and (4) below, Liens on any property existing at the time of acquisition of the property including acquisition through merger or consolidation; provided, that any Lien other than a Sale and Lease-back Transaction meeting the requirements of this clause does not apply to any property theretofore owned by Newell or a Subsidiary other than, in the case of any the construction or improvement, and theretofore unimproved real property on which the property so constructed or the improvement, is located;

     (3) Liens existing on any property of a person at the time the person is merged with or into, or consolidates with, Newell or a Subsidiary;

     (4) Liens on any property of a person (including, without limitation, shares of stock or debt securities) or its subsidiaries existing at the time the person becomes a Subsidiary, is otherwise acquired by Newell or a Subsidiary or becomes a successor to Newell under Section 802 of the senior indenture;

     (5) Liens to secure an obligation or liability of a Subsidiary to Newell or to another Subsidiary;

     (6) Liens in favor of the United States of America or any State, or any department, agency or instrumentality or political subdivision of the United States of America or any State, to secure partial progress, advance or other payments under any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to the Liens;

     (7) Liens to secure tax-exempt private activity bonds under the Internal Revenue Code of 1986, as amended;

     (8) Liens arising out of or in connection with a Sale and Lease-back Transaction if the net proceeds of the Sale and Lease-back Transaction are at least equal to the fair value, as determined by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President or the principal financial officer of Newell, of the property subject to the Sale and Lease-back Transaction;

     (9) Liens for the sole purpose of extending, renewing or replacing in whole or in part indebtedness secured by any Lien referred to in the foregoing clauses (1) to (8), inclusive, or in this clause (9); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement, and that this extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced plus improvements on the property;

    (10) Liens arising out of or in connection with a Sale and Lease-back Transaction in which the net proceeds of the Sale and Lease-back Transaction are less than the fair value, as determined by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President or the principal financial officer of Newell, of the property subject to the Sale and Lease-back Transaction if Newell provides in a Board Resolution that it shall, and if Newell covenants that it will, within 180 days of the effective date of any the arrangement or, in the case of (C) below, within six months thereafter under a firm purchase commitment entered into within the 180-day period, apply an amount equal to the fair market value as so determined of the property:

        (A) to the redemption of senior debt securities of any series which are, by their terms, at the time redeemable or the purchase and retirement of senior debt securities, if permitted;

         (B) to the payment or other retirement of Funded Debt, as defined below, incurred or assumed by Newell which ranks senior to or pari passu with the senior debt securities or of Funded Debt incurred or assumed by any Subsidiary other than, in either case, Funded Debt owned by Newell or any Subsidiary; or

         (C) to the purchase of property other than the property involved in the sale;

    (11) Liens on accounts receivable and related general intangibles and instruments arising out of or in connection with a sale or transfer by Newell or the Subsidiary of the accounts receivable;

    (12) Permitted Liens; and

    (13) Liens other than those referred to in clauses (1) through (12) above which are created, incurred or assumed after the date of the senior indenture, including those in connection with purchase money mortgages, Capitalized Lease Obligations and Sale and Lease-back Transactions, provided that the aggregate amount of indebtedness secured by the Liens, or, in the case of Sale and Lease-back Transactions, the Value of the Sale and Lease-back Transactions, referred to in this clause (13), does not exceed 15% of Consolidated Total Assets.
         (Section 1007)

    The term "Capitalized Lease Obligations" means, as to any person, the obligations of the person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of the person under generally accepted accounting principles and, for purposes of the senior indenture, the amount of the obligations at any date shall be the capitalized amount of the obligations at the date, determined according to generally accepted accounting principles. (Section 101)

    The term "Consolidated Total Assets" means the total of all the assets appearing on the consolidated balance sheet of Newell and our Subsidiaries determined according to generally accepted accounting principles applicable to the type of business in which Newell and the Subsidiaries are engaged, and may be determined as of a date not more than 60 days before the happening of the event for which the determination is being made. (Section 101)

    The term "Funded Debt" means any indebtedness which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of the indebtedness. (Section 101)

    The term "Lien" means, as to any person, any mortgage, lien, collateral assignment, pledge, charge, security interest or other encumbrance in respect of or on, or any interest or title of any vendor, lessor, lender or other secured party to or of the person under any conditional sale or other title retention agreement or Capitalized Lease Obligation, purchase money mortgage or Sale and Lease-back Transaction with respect to, any property or asset (including without limitation income and rights thereto) of the person (including without limitation capital stock of any Subsidiary of the person), or the signing by the person and filing of a financing statement which names the person as debtor, or the signing by the person of any security agreement agreeing to file, or authorizing any other party as the secured party thereunder to file, any financing statement. (Section 101)

    The term "Permitted Liens" means:

    - mechanics, materialmen, landlords, warehousemen and carriers liens and other similar liens imposed by law securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

    - Liens under workmen's compensation, unemployment insurance, social security or similar legislation;

    - Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or similar obligations arising in the ordinary course of business;

    - judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of the Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and

    - easements, rights of way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Newell or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto. (Section 101)

    The term "Sale and Lease-back Transaction" means, with respect to any person, any direct or indirect arrangement with any other person or to which any other person is a party, providing for the leasing to the first person of any property, whether now owned or hereafter acquired (except for temporary leases for a term, including any renewal of the leases, of not more than three years and except for leases between Newell and a Subsidiary or between Subsidiaries), which has been or is to be sold or transferred by the first person to the other person or to any person to whom funds have been or are to be advanced by the other person on the security of the property. (Section 101)

    The term "Subsidiary" means any corporation of which at the time of determination Newell or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the shares of Voting Stock. (Section 101)

    The term "Value" means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of:

    (a) the net proceeds from the sale or transfer of the property leased under the Sale and Lease-back Transaction or

    (b) the fair value in the opinion of the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President or the principal financial officer of Newell of the property at the time of entering into the Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard to any renewal or extension options contained in the lease. (Section 101)

    The term "Voting Stock" means stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the corporation. (Section 101)

EVENTS OF DEFAULT

    An "Event of Default" regarding any series of senior debt securities is any one of the following events:

    - default for 30 days in the payment of any interest installment when due and payable;

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
    - default in the payment of principal or premium (if any) when due at its stated maturity, by declaration, when called for redemption or otherwise;

    - default in the making of any sinking fund payment when due;

    - default in the performance of any covenant in the senior debt securities or in the senior indenture for 60 days after notice to Newell by the Trustee or by Holders of 25% in principal amount of the outstanding debt securities of that series;

    - events of bankruptcy, insolvency and reorganization of Newell or one of its significant subsidiaries;

    - an event of default in any mortgage, indenture or other instrument of indebtedness of Newell which results in a principal amount in excess of $10,000,000 being due and payable which remains outstanding longer than 30 days after written notice to Newell from the Trustee or from the Holders of at least 25% of the outstanding debt securities of that series; and

    - any other Event of Default provided with respect to that series of debt securities. (Section 501)

    We are required to file every year with the Trustee an officers' certificate stating whether any default exists and specifying any default that exists. (Section 1004)

              PARTICULAR TERMS OF THE SUBORDINATED DEBT SECURITIES

    The following description of the subordinated debt securities sets forth additional general terms and provisions of the subordinated debt securities to which a prospectus supplement may relate. The debt securities are described generally under "Description of Debt Securities" above. The particular terms of the subordinated debt securities offered by a prospectus supplement will be described in the applicable prospectus supplement.

SUBORDINATION

    The subordinated debt securities will be subordinated to the prior payment in full of:

    - the senior debt securities and all other unsecured and unsubordinated indebtedness of Newell ranking equally with the senior debt securities; and

    - other indebtedness of Newell to the extent shown in the applicable prospectus supplement.

EVENTS OF DEFAULT

    An "Event of Default" regarding any series of subordinated debt securities is any one of the following events:

    - default for 60 days in the payment of any interest installment when due and payable;

    - default in the payment of principal or premium (if any) when due at its stated maturity, by declaration, when called for redemption or otherwise;

    - default in the making of any sinking fund payment when due;

    - default in the performance of any covenant in the subordinated debt securities or in the senior indenture for 90 days after notice to Newell by the Trustee or by Holders of 25% in principal amount of the outstanding debt securities of that series;

    - events of bankruptcy, insolvency and reorganization of Newell or one of its significant subsidiaries;

    - an event of default in any mortgage, indenture or other instrument of indebtedness of Newell which results in a principal amount in excess of $15,000,000 being due and payable which remains outstanding longer than 30 days after written notice to Newell from the Trustee or from the Holders of at least 25% of the outstanding debt securities of that series;

    - any other Event of Default provided with respect to that series of debt securities. (Section 501)

    We are required to file every year with the Trustee an officers' certificate stating whether any default exists and specifying any default that exists. (Section 1004)

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our authorized capital stock consists of 800,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of January 31, 2000 there were 282,023,265 shares of common stock and no shares of preferred stock outstanding. The outstanding shares of common stock are listed on the New York Stock Exchange and the Chicago Stock Exchange.

COMMON STOCK

    VOTING

    Holders of common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of common stock entitled to one vote.

    DIVIDENDS

    Holders of the common stock are entitled to receive the dividends that may be declared from time to time by the Board of Directors out of funds legally available therefor. The rights of holders of common stock to receive dividends are subject to the prior rights of holders of any issued and outstanding preferred stock that may be issued in the future.

    OTHER PROVISIONS

    Upon liquidation (whether voluntary or involuntary) or a reduction in Newell's capital which results in any distribution of assets to stockholders, the holders of the common stock are entitled to receive, pro rata according to the number of shares held by each, all of the assets of Newell remaining for distribution after payment to creditors and the holders of any issued and outstanding preferred stock of the full preferential amounts to which they are entitled. The common stock has no preemptive or other subscription rights and there are no other conversion rights or redemption provisions with respect to the shares.

    TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is First Chicago Trust Company of New York.

STOCK PURCHASE RIGHTS

    Each outstanding share of common stock includes one common stock purchase right (a "Right") provided under the Rights Agreement dated as of August 6, 1998 between Newell and First Chicago Trust Company of New York. Each Right entitles the holder, until the earlier of October 31, 2008 or the redemption of the Rights, to buy the number of shares of common stock having a market value of two times the exercise price of $200, subject to adjustment under certain circumstances. The Rights will be exercisable only if a person or group acquires 15% or more of voting power of Newell or announces a tender offer following which it would hold 15% or more of Newell's voting power. The Rights held by the 15% stockholder would not be exercisable in this situation.

    Furthermore, if following the acquisition by a person or group of 15% or more of Newell's voting power, Newell were acquired in a merger or other business combination or 50% or more of its assets were sold, each Right, other than Rights held by the 15% stockholder, would become exercisable for that number of shares of common stock or securities of the surviving company in a business combination having a market value of two times the exercise price of the Right.

    Newell may redeem the Rights at $0.001 per Right before the occurrence of an event that causes the Rights to become exercisable for common stock.

    As of the date of this prospectus, the Rights are not exercisable, certificates representing the Rights have not been issued and the Rights automatically trade with the shares of common stock. The Rights will expire on October 31, 2008, unless earlier redeemed.

PREFERRED STOCK

    Our Board of Directors may issue, without further authorization from our stockholders, up to 10,000,000 shares of preferred stock in one or more series. Our Board of Directors may determine at the time of creating each series:

    - dividend rights and rates;

    - voting and conversion rights;

    - redemption provisions;

    - liquidation preferences; and

    - other relative, participating, optional or other special rights, qualifications, limitations or restrictions of the series.

    We will describe in a prospectus supplement relating to any series of preferred stock being offered the terms of the preferred stock, which may include:

    (1) The maximum number of shares to constitute the series;

    (2) Any annual dividend rate on the shares, whether the rate is fixed or variable or both, the date or dates from which dividends will accrue, whether the dividends will be cumulative and any dividend preference;

    (3) Whether the shares will be redeemable and, if so, the price at and the terms and conditions on which the shares may be redeemed;

    (4) Any liquidation preference applicable to the shares;

    (5) The terms of any sinking fund;

    (6) Any terms and conditions on which the shares of the series shall be convertible into, or exchangeable for, shares of any other capital stock;

    (7) Any voting rights of the shares of the series; and

    (8) Any other preferences or special rights or limitations on the shares of the series.

    Although Newell is not required to seek stockholder approval before designating any future series of preferred stock, the Board of Directors presently has a policy of seeking stockholder approval before designating any future series of preferred stock with a vote, or convertible into stock having a vote, in excess of 13% of the vote represented by all voting stock immediately after the issuance, except for the purpose of (a) raising capital in the ordinary course of business or (b) making acquisitions, the primary purpose of which is not to effect a change of voting power.

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

    As discussed above, Newell has adopted a Rights Agreement that provides stockholders with rights to purchase shares of common stock or securities of Newell (or of an acquiring company) at half of the market price under certain circumstances involving a potential change in control of Newell that has not been approved by the Board of Directors. The Rights Agreement is intended as a means to protect the value of the stockholders' investment in Newell while preserving the possibility of a fair acquisition bid. In addition, the Delaware General Corporation Law provides, among other things, that any beneficial owner of more than 15% of Newell's voting stock is prohibited, without the prior approval of the Board of Directors, from entering into any business combination with a company for three years from the date the 15% ownership interest is acquired. Additionally, the "fair price provisions" of the Restated Certificate of Incorporation require that specific proposed business combinations between Newell and an "interested party," a beneficial owner of 5% or more of the voting shares of Newell, must be approved by the holders of 75% of the voting shares, unless certain fair price and procedural requirements are met or the business combination is approved by the directors of Newell who are not affiliated with the interested party. A vote of the holders of 75% of Newell's outstanding voting stock is required to amend the fair price provisions of the Restated Certificate of Incorporation.

    Newell's Restated Certificate of Incorporation and By-Laws contain other provisions which may be viewed as having an anti-takeover effect. The Restated Certificate of Incorporation classifies the Board of Directors into three classes and provides that vacancies on the Board of Directors are to be filled by a majority vote of directors and that directors so chosen will hold office until the end of the full term of the class in which the vacancy occurred. A vote of the holders of 75% of Newell's outstanding voting stock is required to amend these provisions. Under the Delaware General Corporation Law, directors of Newell may only be removed for cause. The Restated Certificate of Incorporation and the By-Laws also contain provisions that may reduce surprise and disruptive tactics at stockholders' meetings. The Restated Certificate of Incorporation provides that no action may be taken by stockholders except at an annual meeting or special meeting, and does not permit stockholders to directly call a special meeting of stockholders. A stockholder must give written notice to Newell of an intention to nominate a director for election at an annual meeting 90 days before the anniversary date of the immediately preceding annual meeting. Each of these provisions tends to make a change of control of the Board of Directors more difficult and time consuming.

                              PLAN OF DISTRIBUTION

    We may sell the Securities:

    - through underwriters,

    - through agents,

    - directly to a limited number of institutional purchasers or to a single purchaser, or

    - any combination of these.

    The prospectus supplement will describe the terms of the offering of the Securities, including the following:

    - the name or names of any underwriters, dealers or agents;

    - the purchase price and the proceeds we will receive from the sale;

    - any underwriting discounts and other items constituting underwriters' compensation; and

    - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If dealers are used in the sale, we will sell the securities to the dealers as principals. The dealers may resell the securities to the public at prices determined by the dealers at the time of the resale.

    We may sell securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent, will be described in the prospectus supplement.

    The names of the underwriters, dealers or agents, as the case may be, and the terms of the transaction will be set forth in the applicable prospectus supplement.

    Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to those liabilities. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

    Our common stock will be approved for listing upon notice of issuance on the New York Stock Exchange and the Chicago Stock Exchange. Other Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Securities.

                                 LEGAL OPINION

    Legal matters in connection with the Securities will be passed upon for Newell by Schiff Hardin & Waite, Chicago, Illinois and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement. Schiff Hardin & Waite has advised Newell that, as of the date hereof, a member of the firm participating in the representation of Newell in this offering owns approximately 3,900 shares of common stock.

                                    EXPERTS

    The consolidated balance sheets as of December 31, 1998, 1997 and 1996, and the consolidated statements of income, retained earnings and cash flows of Newell Rubbermaid Inc. for each of the three years in the period ended
December 31, 1998 incorporated in this prospectus by reference to Newell's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 as restated by Newell's Current Report on Form 8-K dated June 30, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to information relating to Rubbermaid Incorporated its opinion is based on the reports of other independent public accountants, namely KPMG Peat Marwick LLP. The financial statements and supporting schedules referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

                                  $749,500,00

                             NEWELL RUBBERMAID INC.

                               MEDIUM-TERM NOTES

                               ------------------

                             PROSPECTUS SUPPLEMENT

                               ------------------

                                 MARCH 14, 2000

                         BANC ONE CAPITAL MARKETS, INC.

                             CHASE SECURITIES INC.

                              GOLDMAN, SACHS & CO.

                           MORGAN STANLEY DEAN WITTER